SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 0)1

TEXAS BIOTECHNOLOGY CORPORATION
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)


88221T104
(CUSIP Number)


07/31/2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

		[ X ]	Rule 13d-1 (b)

		[   ]	Rule 13d-1 (c)

		[   ]	Rule 13d-1 (d)


 1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following pages]



CUSIP No. 88221T104         13G                     Page 2 of 7 Pages

----------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Wellington Management Company, LLP
         04-2683227
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2.   CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                        (a)[   ]
                                                        (b)[   ]
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3.   SEC USE ONLY

----------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts

----------------------------------------------------------------
                               5. SOLE VOTING POWER
 NUMBER OF                           0
 SHARES                        -----------------------------
 BENEFICIALLY                  6. SHARED VOTING POWER
 OWNED BY
 EACH                                4,333,354
 REPORTING                     -----------------------------
 PERSON                        7. SOLE DISPOSITIVE POWER
 WITH                                0
                               -----------------------------
                               8. SHARED DISPOSITIVE POWER
                                     5,249,454
---------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,249,454
----------------------------------------------------------------
10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES                                               [   ]
----------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.00%
----------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
         IA, HC


CUSIP No. 88221T104           13G                   Page 3 of 7 Pages

Item 1(a). Name of Issuer:

                TEXAS BIOTECHNOLOGY CORPORATION

Item 1(b). Address of Issuer's Principal Executive Offices:

                7000 Fannin, Floor 20
                Houston TX  77030

Item 2(a). Name of Person Filing:

                Wellington Management Company, LLP (``WMC``)







Item 2(b). Address of Principal Business Office or, if None,
           Residence:

                75 State Street
                Boston, Massachusetts  02109

Item 2(c). Citizenship:

                Massachusetts

Item 2(d). Title of Class of Securities:

                COMMON STOCK

Item 2(e). CUSIP Number:

                88221T104

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or
         13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [   ] Broker or dealer registered under Section 15 of the Act.

    (b) [   ] Bank as defined in Section 3(a)(6) of the Act.

    (c) [   ] Insurance Company as defined in Section 3(a)(19) of
              the Act.


CUSIP No. 88221T104              13G              Page 4 of 7 Pages

    (d) [   ] Investment Company registered under Section 8 of the
              Investment Company Act.

    (e) [ X ] An investment adviser in accordance with
                Rule 13d-1(b)(1)(ii)(E);

    (f) [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ X ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);  see item 7;

    (h) [   ] A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act;

    (i) [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c),
        check this box [   ]

Item 4. Ownership.
        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: WMC, in its capacity as investment adviser, may be deemed to beneficially own
            5,249,454 shares of the Issuer which are held of record by clients of WMC.

       (b)  Percent of class: 12.00%

       (c)  Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote        0
       (ii) Shared power to vote or to direct the vote      4,333,354
      (iii) Sole power to dispose or to direct the
            disposition of                                  0
       (iv) Shared power to dispose or to direct the
            disposition of                                  5,249,454


CUSIP No. 88221T104              13G           Page 5 of 7 Pages

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

         [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
         Person.

       The securities as to which this Schedule is filed by WMC, in its capacity as investment adviser, are owned of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:


       None


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

               See Exhibit A

Item 8. Identification and Classification of Members of the Group.

               Not Applicable.  This schedule is not being filed
               Pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.  Notice of Dissolution of Group.

               Not Applicable.

Item 10. Certification.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

       "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 88221T104              13G                Page 6 of 7 Pages

      effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect. "


                           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                  By:--//Brian P. Hillery//--
                                  Name:  Brian P. Hillery
                                  Title: Vice President
                                  Date:  August 9, 2002





* Signed pursuant to a Power of Attorney dated January 17, 2002 and filed with the SEC on February 5, 2002.




CUSIP No. 88221T104              13G                Page 7 of 7 Pages

                              Exhibit A


Pursuant to the instructions in Item 7 of this Schedule 13G, the identity and the Item 3 classification of the relevant subsidiary are: Wellington Trust Company, NA, 75 State Street, Boston MA 02109, a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.